Exhibit 99.1
Unica Corporation Files Annual Report on Form 10-K
Now complies with Nasdaq rules referenced in Nasdaq Staff Determination Letter
Waltham, Mass. — January 8, 2008 — Unica Corporation (Nasdaq: UNCA), a leading global provider of enterprise marketing management (EMM) solutions, today announced that it filed its annual report on Form 10-K for the year ended September 30, 2007. The company also announced that on January 2, 2008, it received a Nasdaq Staff Determination letter indicating that the company was not in compliance with the filing requirements for continued listing as set forth in Nasdaq Marketplace Rule 4310(c)(14) and that the company’s common stock is, therefore, subject to delisting from the Nasdaq Global Market. Marketplace Rule 4310(c)(14) requires the Company to make on a timely basis all filings with the Securities and Exchange Commission (“SEC”), as required by the Securities Exchange Act of 1934, as amended.
As a result of the company filing its annual report on Form 10-K, the company received a separate letter from Nasdaq on January 8, 2008 indicating that the company was in compliance with Nasdaq Marketplace Rule 4310(c)(14) and no longer subject to delisting from the Nasdaq Global Market.
About Unica
Unica Corporation (Nasdaq: UNCA) is a leading global provider of enterprise marketing management (EMM) software. The most comprehensive EMM suite on the market today, Unica’s Affinium® software streamlines the entire marketing process for brand, relationship and internet marketing — from planning and budgeting to project management, execution and measurement. More than 600 companies worldwide have adopted Affinium as their EMM solution.
Unica is headquartered in Waltham, Mass. with offices around the globe. For more information, visit www.unica.com.
Note to Editors: Copyright 2008 Unica Corporation. Unica, the Unica logo, and Affinium are registered trademarks of Unica Corporation. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.
Media contact:
Anne Mathewson
Greenough Communications
617-275-6528
amathewson@greenoughcom.com
Investor contact:
Kori Doherty
ICR
617-956-6730
kdoherty@icrinc.com
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